Exhibit 10.4

EXHIBIT B

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated _______________ ___, 2007 (the “Grant Date”) is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary (as defined below) or an Affiliate (as defined below) of the Company (“Grantee”).

WHEREAS, the Company wishes to afford the Grantee the opportunity to own shares of its $.01 par value Common Stock (“Common Stock”);

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as hereinafter defined) appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to give the shares of Common Stock provided for herein to the Grantee, on a restricted basis, as an incentive for increased efforts during his or her term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to so grant;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in the Plan.

Section 1.1 – “Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 – “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

Section 1.3 – “Cause” shall mean (i) any material and uncorrected breach by Grantee of the terms of his or her employment agreement with the Company, if any, including, but not limited to, engaging in action in violation of any restrictive covenants therein, (ii) any willful fraud or dishonesty of Grantee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Grantee to comply with any major corporate policy of the Company which is communicated to Grantee in writing, or (iv) Grantee’s conviction of, or plea of nolo contendere to, any felony if such conviction results in Grantee’s imprisonment; provided that with respect to clauses (i), (ii) or (iii) above, Grantee shall have 10 days following written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company.

Section 1.4 – “Committee” shall mean the Compensation Committee of the Company, duly appointed by the Board as the Administrator under Section 2 of the Plan.

Section 1.5 – “EBITDA” shall mean income from continuing operations before deducting early debt extinguishment costs, net interest expenses, income taxes, minority interests, asset retirement obligation expense and depreciation, depletion and amortization.

Section 1.6 – “Good Reason” shall mean (i) a reduction by the Company in Grantee’s Base Salary, or (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Grantee is entitled (other than a reduction that affects all executives).

Section 1.7 – “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.8 – “Plan” shall mean the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan, as amended from time to time.

Section 1.9 – “Pronouns” The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.10 – “Retirement” shall mean normal retirement at or after age 55 with at least ten (10) years of service with the Company.

Section 1.11 – “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.12 – “Termination of Employment” shall mean a termination of the Grantee’s employment with the Company, a Subsidiary or an Affiliate (regardless of the reason therefor).

ARTICLE II

GRANT OF RESTRICTED STOCK

Section 2.1 – Grant of Restricted Stock. For good and valuable consideration, the Company shall grant to the Grantee the number of shares set forth on the signature page hereof of its Common Stock (the “Restricted Stock”) upon the terms and subject to the conditions set forth in this Agreement.

Section 2.2 – Transfer Restrictions. At any time prior to vesting in accordance with Article III, the shares of Restricted Stock or any interest therein cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated or otherwise disposed of. Upon vesting in accordance with Article III, the shares of Restricted Stock shall cease to be restricted and shall become non-forfeitable, and the Grantee shall own such shares free of all restrictions otherwise imposed by this Agreement.

Section 2.3 – No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.4 – Adjustments in Restricted Shares. In the event that the outstanding shares of the stock subject to this Restricted Stock grant are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization event, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares that shall constitute Restricted Stock and in any other characteristics or terms applicable to the Restricted Stock as it may determine appropriate in its sole discretion to equitably reflect such corporate event or transaction. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

ARTICLE III

VESTING OF RESTRICTED STOCK

Section 3.1 – Restricted Stock. Unless otherwise provided in this Agreement, the shares of Restricted Stock shall become vested and non-forfeitable in accordance with the following schedule, provided that the Grantee does not experience a Termination of Employment before the designated dates:

Vesting Date	Number of Shares of Restricted Stock that May Become Vested

Grant Date	3,000

Third anniversary of the Grant Date	3,000

Sixth anniversary of the Grant Date	3,000

Section 3.2 – Acceleration Events. Notwithstanding anything in this Article III to the contrary, the shares of Restricted Stock shall become fully vested and non-forfeitable upon: (i) a Change of Control; (ii) the Grantee’s death while he or she is employed with the Company, a Subsidiary or an Affiliate; (iii) the Grantee’s Termination of Employment due to Disability; (iv) the Grantee’s Termination of Employment for Good Reason (as defined in the Grantee’s employment agreement); or (v) the Grantee’s involuntary Termination of Employment by the Company, a Subsidiary or an Affiliate for a reason other than Cause.

Section 3.3 – Effect of Termination of Employment. Unless otherwise provided in this Article III, no share of Restricted Stock shall become vested and non-forfeitable following Termination of Employment, and any such non-vested and forfeitable share of Restricted Stock shall be immediately and automatically forfeited upon Termination of Employment.

ARTICLE IV

RECEIPT OF STOCK

Section 4.1 – Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock granted hereunder prior to fulfillment of both of the following conditions:

(a)          The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and

(b)          The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience.

Section 4.2 – Escrow. Upon issuance, the certificates for the shares of Restricted Stock shall be held in escrow by the Company until, and to the extent, the shares of Restricted Stock cease to be restricted and become non-forfeitable and the Grantee owns such shares free of all restrictions otherwise imposed by this Agreement. Any new, substituted or additional securities or other property described in Section 2.4 shall immediately be delivered to the Company to be held in such escrow. Shares of Restricted Stock, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture, if any, of such shares of Restricted Stock by the Grantee hereunder or (ii), subject to the provisions of Section 5.1, released to the Grantee to the extent the shares of Restricted Stock are no longer subject to any of the restrictions otherwise imposed by this Agreement.

Section 4.3 – Rights as Stockholder. The Grantee shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares granted hereunder unless and until the date on which certificates representing such shares shall have been issued by the Company to such Grantee (the “Issuance Date”). The Grantee shall be entitled to receive any dividends paid with respect to the shares of Restricted Stock that become payable on or after the Issuance Date; provided, however, that no dividends shall be payable to or for the benefit of the Grantee for shares of Restricted Stock with respect to record dates occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock. The Grantee shall be entitled to vote the shares of Restricted Stock on or after the Issuance Date to the same extent as would have been applicable to the Grantee if the shares of Restricted Stock had then become fully vested and non-forfeitable; provided, however, that the Grantee shall not be entitled to vote the shares of Restricted Stock with respect to record dates for such voting rights occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock.

ARTICLE V

MISCELLANEOUS

Section 5.1 – Tax Consequences. The Company shall not be liable or responsible in any way for any tax (including any withholding tax) consequences relating to the shares of Restricted Stock, and the Grantee agrees to undertake to determine, and be responsible for, any and all tax (including any withholding tax) consequences to himself or herself with respect to the shares of Restricted Stock. Notwithstanding any other provision of this Agreement, the shares of Restricted Stock, together with any other assets or securities held in escrow hereunder, shall not be released to the Grantee unless the Grantee has paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the grant of the shares of Restricted Stock or the lapse of restrictions imposed by this Agreement.

Section 5.2 – Section 83(b) Election. The Grantee understands that Section 83 of the Code may tax as compensation income equal to the difference between the amount paid for the shares of Restricted Stock, if any, and the fair market value of the shares of Restricted Stock as of the date any restrictions on the shares of Restricted Stock lapse in the absence of an election under Section 83(b) of the Code. In this context, “restriction” means the forfeitability of the shares of Restricted Stock pursuant to the terms of this Agreement. To the extent that the Company has registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the term “restriction,” with respect to officers, directors, and 10% shareholders, may also mean the six-month period after the acquisition of the shares of Restricted Stock during which sales of certain securities by such officers, directors, and ten percent (10%) shareholders would give rise to liability under Section 16(b) of the Exchange Act.

The Grantee understands that he or she may elect to be taxed at the time he or she receives the shares of Restricted Stock and while the shares of Restricted Stock are subjected to restrictions rather than waiting to be taxed on the shares of Restricted Stock when and as the restrictions lapse. The Grantee realizes that he or she may choose this tax treatment by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date and by filing a copy of such election with his or her tax return for the tax year in which the Restricted Shares were subjected to the restrictions. THE GRANTEE UNDERSTANDS THAT FAILURE TO MAKE THIS FILING IN A TIMELY MANNER MAY RESULT IN THE RECOGNITION OF COMPENSATION INCOME BY THE GRANTEE, AS THE RESTRICTIONS LAPSE, ON ANY DIFFERENCE BETWEEN THE PURCHASE PRICE, IF ANY, AND THE FAIR MARKET VALUE OF THE SHARES OF RESTRICTED STOCK AT THE TIME SUCH RESTRICTIONS LAPSE. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE. THE GRANTEE ACKNOWLEDGES THAT HE OR SHE SHALL CONSULT HIS OWN TAX ADVISERS REGARDING THE ADVISABILITY OR NON-ADVISABILITY OF MAKING THE ELECTION UNDER SECTION 83(b) OF THE CODE AND

ACKNOWLEDGES THAT HE OR SHE SHALL NOT RELY ON THE COMPANY OR ITS ADVISERS FOR SUCH ADVICE.

Section 5.3 – Administration. The Committee has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the shares of Restricted Stock. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.4 – Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5 – Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6 – Applicability of Plan. The shares of Common Stock issued to the Grantee hereunder shall be subject to all of the terms and provisions of the Plan, to the extent applicable to such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.7 – Amendment. This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.

Section 5.8 – Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his claim or defense.

Section 5.9 – Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION

By
Eric Ford	Gregory H. Boyce President and Chief Executive Officer
77 Moons Lane Brookfield Brisbane Queensland 4069 AUSTRALIA

Grantee’s Taxpayer Identification Number: ________-______-__________	Aggregate number of shares of Common Stock granted hereunder: 9,000